Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Exercise of
Underwriters’ Option to Purchase Additional Shares
     MECHANICSBURG, PENNSYLVANIA — October 23, 2009 — Select Medical Holdings Corporation (“Select”) (NYSE: SEM), the parent of Select Medical Corporation, today announced that it had received notice of the exercise of the underwriters’ over-allotment option to purchase an additional 3,602,700 shares of Select’s common stock at a price per share of $10.00, which is expected to close on October 28, 2009, subject to customary closing conditions. The over-allotment option was granted in connection with Select’s initial public offering of 30,000,000 shares, which closed on September 30, 2009.
     Total additional net proceeds to Select from the exercise of the over-allotment option are expected to be approximately $33.9 million. Select intends to use the net proceeds from the exercise of the over-allotment option to repay indebtedness. Any remaining net proceeds will be used for general corporate purposes.
     Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, BofA Merrill Lynch and J.P. Morgan Securities Inc. acted as joint book-runners for the offering.
     A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. A copy of the final prospectus related to the offering may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad St., New York, NY 10004 or by faxing (212) 902-9316 or calling toll-free 1-866-471-2526 or emailing at prospectus — ny@ny.email.gs.com; or Morgan Stanley & Co. Incorporated, Attention: Prospectus Department, 180 Varick Street, New York, New York 10014 (email address: prospectus@morganstanley.com); or BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attention: Prospectus Department; or J.P. Morgan Securities Inc., Attention: Prospectus Department, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, or by calling (718) 242-8002.
     This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering is being made solely by means of a prospectus.
About Select
     Select is a leading operator of specialty hospitals in the United States. As of September 30, 2009, Select operated 89 long term acute care hospitals and five acute medical rehabilitation hospitals in 25 states, and 947 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select is available at http://www.selectmedicalcorp.com
Investor inquiries: Joel T. Veit
Vice President and Treasurer
717-972-1100
SOURCE: Select Medical Holdings Corporation